Exhibit 5.1

11 March 2024	Our Ref: MRC/SCT/B4480-H26305

Puyi Inc.
c/o Walkers Corporate Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Cayman Islands
Dear Sir or Madam
Puyi Inc.

We have acted as Cayman Islands legal advisers to Puyi Inc. (the “Company”) in connection with the Registration Statement (as defined in Schedule 1), to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, of (i) 16,806,720 ordinary shares of a par value of US$0.001 each reserved for issuance under the 2018 Plan as defined in Schedule 1 and (ii) 111,165,518 ordinary shares of a par value of US$0.001 each, reserved for issuance under the 2024 Plan as defined in Schedule 1, in the share capital of the Company (the “Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualification set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Bermuda

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2.	The authorised share capital of the Company is currently US$2,000,000 divided into 2,000,000,000 Ordinary Shares of a nominal or par value of US$0.001 each.

3.	The Shares to be issued and allotted pursuant to the Plans as defined in Schedule 1 have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plans and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and further consent to all references to our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (HONG KONG)
WALKERS (HONG KONG)

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 6 August 2018, the Second Amended and Restated Memorandum and Articles of Association as adopted by special resolution passed on 21 November 2018 (the “M&A”), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 11 March 2024.

3.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court’s Office, George Town, Grand Cayman (the “Court Register”), as at 9.00 a.m. Cayman Islands time on 8 March 2024 (the “Search Time”).

4.	A Certificate of Good Standing dated 7 March 2024 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

5.	A Certificate of Incumbency dated 7 March 2024 in respect of the Company issued by the registered office of the Company (the “Certificate of Incumbency”).

6.	A copy of executed written resolutions of the board of directors and the shareholders of the Company dated 21 November 2018 and the executed written resolutions of the board of directors dated 20 February 2024 and 7 March 2024 (the “Resolutions”).

7.	The Company’s registration statement on Form S-8 (the “Registration Statement”).

8.	Copies of the 2018 Share Incentive Plan (the “2018 Plan”) and 2024 Share Incentive Plan (the “2024 Plan”) of the Company (collectively, the “Plans” or “Documents”).

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Schedule 2

ASSUMPTIONS

9.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

10.	The M&A reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

11.	The Company Records are complete and accurate and all matters required by law and the M&A to be recorded therein are completely and accurately so recorded.

12.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

13.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by or on behalf of each member in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

14.	The Resolutions remain in full force and effect and have not been revoked or varied.

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Schedule 3

QUALIFICATION

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.